CONSULTING AGREEMENT
                              --------------------


         This Consulting Agreement is made as of this 27th day of June, 2000 by and between ANANDA CAPITAL PARTNERS, INC., a Florida corporation (the "Consultant') and TELENETICS, INC., a California corporation (the "Company").

         WHEREAS, Consultant has expertise and experience as a financial and investor relations advisor to public and private companies and the Company desires to retain the Consultant to serve as a financial and investor relations advisor on a non-exclusive basis;

         WHEREAS, the Consultant is willing to be so retained and to provide such services and enter into this Consulting Agreement upon the terms and conditions hereinafter set forth (the "Agreement").

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

         1.   SERVICES OF CONSULTANT.

         a. The Company hereby engages and retains Consultant to act as a financial and investor relations advisor during the Consulting Period (as hereinafter defined) and Consultant hereby accepts such engagement. During the Consulting Period, the Consultant shall use its reasonable efforts and endeavors
(i) to assist with "road show" presentations to stock brokers, analysts, investors, institutions and others within the investment community; (ii) to assist with the updating of the Business Plan of the Company; (iii) to assist with the updating of the Corporate Profile of the Company; (iv) to perform other general investor relations services for the Company as may be reasonably requested; (v) to assist with the Company's listing on a foreign exchange (should the Company desire such a listing), at the Company's expense; (vi) to conduct regular reviews of market positions and changes in Depository Trust Company Sheets; (vii) to organize investment forums to recruit broker-dealer and individual investor support; (viii) to draft news releases and investor oriented publicity; (ix) to introduce the Company to potential market makers; (x) to introduce the Company to potential joint venture partners or other parties who could provide financing to the Company; and (xi) to perform such other tasks as the Company and Consultant may mutually agree.

         b. In the event that Consultant is successful in arranging for financing for the Company, obtaining a joint venture partner for the Company, arranging a merger, acquisition or other similar transaction for the Company, or otherwise arranging another similar beneficial transaction for the Company, Consultant shall be entitled to a separate fee relating to such transaction in accordance with industry standards, such fee to be negotiated in good faith by the parties prior to the consummation of any such transaction. The Company understands that Consultant does not and cannot guarantee any specific results as a result of the services to be provided by Consultant hereunder, including, without limitation, any increase in the trading volume or stock price of the Company or that any transaction of the nature described above will be brought to the Company or be consummated.

         2. TERM. The term of this Agreement shall be for a period of six (6) months commencing on the date hereof ("Consulting Period"). The parties may agree to renew this Agreement for like periods of time by an instrument in writing signed by both parties, with future compensation to be as mutually agreed.

         3. COMPENSATION. As compensation for its services, the Company agrees to pay the Consultant as follows:

         a. A monthly retainer of $5,000.00 per month, payable in advance commencing on the date hereof and monthly thereafter during the Consulting Period;

         b. 50,000 stock purchase options (the "Options") for a like number of the Company's common share, with an exercise price of $6.00 per share granted irrevocably on execution hereof. The common shares underlying the Options shall be subject to standard piggyback registration rights to any registration subsequent to the effective date of this Agreement.

         c. Consultant shall be entitled to be reimbursed by the Company for reasonable out of pocket expenses incurred by Consultant in the performance of its duties hereunder, provided that the Company has pre-approved the reimbursement of such expenses.

         4. TERMINATION OF AGREEMENT. This Agreement may be terminated prior to the expiration of the Consulting Period only for "Cause". "Cause" is defined as the failure of the Consultant to substantially perform its duties hereunder after written notice of such failure has been given by the Company to Consultant and Consultant has failed to cure such failure within thirty (30) days following receipt of such notice.

         5. COMPENSATION UPON TERMINATION. If this Agreement is terminated prior to the expiration of the Consulting Period, the Company shall pay to the Consultant any and all accrued fees through the date of termination.

         6. REMEDIES. The failure of either party to perform this Agreement shall entitle the other party to pursue all remedies available in law or equity, including, without limitation, injunctive relief where appropriate.

         7. ASSIGNMENT. This Agreement shall not be assigned by either party hereto without the express written consent of the other party, except that Consultant may, at its expense, engage Stewart Adams, Limited, to perform Internet oriented investor awareness services for the Company and the Company shall have the right to assign its rights hereunder to any parent or subsidiary of the Company, any successor in interest of fees and disbursements incurred by such party in connection therewith, including fees and disbursements in administrative, regulatory, insolvency, bankruptcy and appellate proceedings. All references to gender or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning as the sense of the context requires.

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

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

Witnesses:                                         COMPANY:

                                                   TELENETICS, INC.

                                                   By: /s/ Michael Armani
                                                       -------------------------
                                                   Print Name:  Michael Armani
                                                   Title:   CEO & President

                                                   CONSULTANT:

                                                   ANANDA CAPITAL PARTNERS, INC.

                                                   By: /s/ Miron Leshey
                                                       -------------------------
                                                   Title: President

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